Exhibit 99.2

A Premier Digital Infrastructure Company May 3 , 2024

No Offer or Solicitation This communication and the information contained in it are provided for information purposes only and are not intended to be and shall not constitute a solicitation of any vote or approval, or an offer to sell or solicitation of an offer to buy, or an invitation or recommendation to subscribe for, acquire or buy securities of Uniti Group Inc . (“Uniti”), Windstream Holdings II, LLC (“Windstream”) or the proposed combined company (“New Uniti”) or any other financial products or securities, in any place or jurisdiction, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction . No offer of securities shall be made in the United States absent registration under the U . S . Securities Act of 1933 , as amended (the “Securities Act”), or pursuant to an exemption from, or in a transaction not subject to, such registration requirements . Additional Information and Where to Find It Uniti and Windstream plan to file relevant materials with the Securities and Exchange Commission (the “SEC”) in connection with the contemplated transaction (the “Transaction”), including a registration statement on Form S - 4 with the SEC that contains a proxy statement/prospectus and other documents . Uniti will mail the proxy statement/prospectus contained in the Form S - 4 to its stockholders . This communication is not a substitute for any registration statement, proxy statement/prospectus or other documents that may be filed with the SEC in connection with the Transaction . THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION WILL CONTAIN IMPORTANT INFORMATION ABOUT UNITI, WINDSTREAM, NEW UNITI, THE TRANSACTION AND RELATED MATTERS . INVESTORS SHOULD READ THE PROXY STATEMENT/PROSPECTUS AND SUCH OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THE PROXY STATEMENT/PROSPECTUS AND SUCH DOCUMENTS, BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TRANSACTION . The proxy statement/prospectus, any amendments or supplements thereto and all other documents filed with the SEC in connection with the Transaction will be available when filed free of charge on the SEC’s website (at www . sec . gov) . Copies of documents filed with the SEC by Uniti will be made available free of charge on Uniti's investor relations website (at https : //investor . uniti . com/financial - information/sec - filings) . Participants in the Solicitation Uniti, Windstream and their respective directors and certain of their executive officers and other employees may be deemed to be participants in the solicitation of proxies from Uniti’s stockholders in connection with the Transaction . Information about Uniti’s directors and executive officers is set forth in the sections titled “Proposal No . 1 Election of Directors” and “Security Ownership of Certain Beneficial Owners and Management” included in Uniti’s proxy statement for its 2024 annual meeting of stockholders, which was filed with the SEC on April 11 , 2024 (and which is available at https : //www . sec . gov/Archives/edgar/data/ 1620280 / 000110465924046100 / 0001104659 - 24 - 046100 - index . htm), the section titled “Directors, Executive Officers and Corporate Governance” included in its Annual Report on Form 10 - K for the fiscal year ended December 31 , 2023 , which was filed with the SEC on February 29 , 2024 (and which is available at https : //www . sec . gov/ix?doc=/Archives/edgar/data/ 1620280 / 000162828024008054 /unit - 20231231 . htm), and subsequent statements of beneficial ownership on file with the SEC and other filings made from time to time with the SEC . Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Uniti stockholders in connection with the Transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement/prospectus and other relevant materials when they are filed with the SEC . These documents can be obtained free of charge from the sources indicated above . Cautionary Statement 2

Cautionary Statement 3 Forward - Looking Statements This communication contains forward - looking statements, including within the meaning of the Private Securities Litigation Reform Act of 1995 . Forward - looking statements can often be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern expectations, strategy, plans, or intentions . However, the absence of these words or similar terms does not mean that a statement is not forward - looking . All forward - looking statements are based on information and estimates available to Uniti and Windstream at the time of this communication and are not guarantees of future performance . Examples of forward - looking statements in this communication (made at the date of this communication unless otherwise indicated) include, among others, statements regarding our merger with Windstream and the future performance of New Uniti (together with Windstream and Uniti, the “Merged Group”), the perceived and potential synergies and other benefits of the Transaction, and expectations around the financial impact of the Transaction on the Merged Group’s financials . In addition, this communication contains statements concerning the intentions, beliefs and expectations, plans, strategies and objectives of the directors and management of Uniti and Windstream for Uniti and Windstream, respectively, and the Merged Group, the anticipated timing for and outcome and effects of the Transaction (including expected benefits to shareholders of Uniti), expectations for the ongoing development and growth potential of the Merged Group and the future operation of Uniti, Windstream and the Merged Group . These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward - looking statement and may include statements regarding the expected timing and structure of the Transaction ; the ability of the parties to complete the Transaction considering the various closing conditions ; the expected benefits of the Transaction, such as improved operations, enhanced revenues and cash flow, synergies, growth potential, market profile, business plans, expanded portfolio and financial strength ; the competitive ability and position of New Uniti following completion of the Transaction ; and anticipated growth strategies and anticipated trends in Uniti’s, Windstream’s and, following the expected completion of the Transaction, New Uniti’s business . In addition, other factors related to the Transaction that contribute to the uncertain nature of the forward - looking statements and that could cause actual results and financial condition to differ materially from those expressed or implied include, but are not limited to : the satisfaction of the conditions precedent to the consummation of the Transaction, including, without limitation, the receipt of shareholder and regulatory approvals on the terms desired or anticipated ; unanticipated difficulties or expenditures relating to the Transaction, including, without limitation, difficulties that result in the failure to realize expected synergies, efficiencies and cost savings from the Transaction within the expected time period (if at all) ; potential difficulties in Uniti’s and Windstream’s ability to retain employees as a result of the announcement and pendency of the Transaction ; risks relating to the value of New Uniti’s securities to be issued in the Transaction ; disruptions of Uniti’s and Windstream’s current plans, operations and relationships with customers caused by the announcement and pendency of the Transaction ; legal proceedings that may be instituted against Uniti or Windstream following announcement of the Transaction ; funding requirements ; regulatory restrictions (including changes in regulatory restrictions or regulatory policy) and risks associated with general economic conditions . Additional factors that could cause actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward - looking statements are detailed in the filings with the SEC, including Uniti’s annual report on Form 10 - K, periodic quarterly reports on Form 10 - Q, periodic current reports on Form 8 - K and other documents filed with the SEC . There can be no assurance that the Transaction will be implemented or that plans of the respective directors and management of Uniti and Windstream for the Merged Group will proceed as currently expected or will ultimately be successful . Investors are strongly cautioned not to place undue reliance on forward - looking statements, including in respect of the financial or operating outlook for Uniti, Windstream or the Merged Group (including the realization of any expected synergies) . Except as required by applicable law, Uniti does not assume any obligation to, and expressly disclaims any duty to, provide any additional or updated information or to update any forward - looking statements, whether as a result of new information, future events or results, or otherwise . Nothing in this communication will, under any circumstances (including by reason of this communication remaining available and not being superseded or replaced by any other presentation or publication with respect to Uniti, Windstream or the Merged Group, or the subject matter of this communication), create an implication that there has been no change in the affairs of Uniti or Windstream since the date of this communication .

Today’s Presenters 4 KENNY GUNDERMAN Chief Executive Officer, Uniti PAUL BULLINGTON Chief Financial Officer, Uniti Transaction Details Strategic Rationale Value Creation Financial Overview Q&A

Transformative Combination Unlocks Significant Value

- Uniti and Windstream to combine to create a premier insurgent fiber provider with ~$4 billion in revenue and 217,000 fiber route miles covering 47 states within the U.S.

- Existing Uniti shareholders will own ~62% and existing Windstream shareholders will own ~38% of the outstanding common equity of the combined company(1), with certain of Windstream's largest shareholders, including Elliott, rolling substantially all of their investment value in Windstream into the combined company

- New combined company will be well-positioned in rapidly growing market for digital infrastructure services, particularly in Tier II and III markets

- Combination accelerates growth, improves competitiveness and removes several dis-synergies and encumbrances, with additional levers for value creation and increased strategic optionality

- Compelling financial profile with meaningful synergies, enhanced cash flow generation and improved leverage that supports increasing shareholder returns

Uniti

(1) Ownership percentage excludes impact of non-voting warrants issued to certain shareholders of Windstream. Inclusive of non-voting warrants, existing Uniti shareholders will own ~58% of the outstanding common equity of the combined company and existing Windstream shareholders will own ~42% of the outstanding common equity of the combined company.

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Transaction Overview

Financial Terms	▪ Consideration to Windstream shareholders to include $425 million in cash, $575 million of preferred equity in the new combined company, and common shares representing ~38% ownership of the outstanding common equity of the combined company[(1)] • Windstream shareholders will additionally receive non-voting warrants to acquire up to 6.9% of common shares of the combined company ▪ Key Windstream shareholders are rolling substantially all of their current holdings in both companies ▪ The current business plan of the combined entity is expected to be fully funded with existing facilities and liquidity
Transaction Structure	▪ Existing debt structures of each company are expected to initially remain in place as separate credit silos ▪ Potential for tax basis step-up in most of Uniti's assets, resulting in future tax shield[(2)] ▪ Combined company will be a taxable C corporation
Company Name & Headquarters	▪ New combined company will retain the Uniti name and remain headquartered in Little Rock, Arkansas

Management & Board	▪ The existing Uniti executive management team, supported by key members of Windstream's management team, will lead the combined company
	▪ The combined company will benefit from the deep bench of fiber expertise across both Uniti and Windstream
	▪ New 9-person Board of Directors will consist of:
	  • Uniti's existing 5 board members;
	  • 2 new board members selected by Elliott; and
	  • 2 new board members jointly selected by Uniti and Elliott

Strategic Rationale & Capital Allocation Strategy	▪ The combined company is expected to have substantial value accretive uses for its capital going forward ▪ As a result, Uniti will suspend its common dividend ▪ Uniti will consider reinstating a common dividend in the future as appropriate
Closing Conditions	▪ Subject to Uniti shareholder vote, regulatory approvals and other customary closing conditions ▪ Targeted closing by the second half of 2025

Uniti

(1) Ownership percentage excludes impact of non-voting warrants issued to certain shareholders of Windstream. Inclusive of non-voting warrants, existing Uniti shareholders will own ~58% of the outstanding common equity of the combined company and existing Windstream shareholders will own ~42% of the outstanding common equity of the combined company.
(2) The step-up in basis is dependent on Uniti's ability to obtain a private letter ruling from the IRS, and closing is not conditioned on that private letter ruling being obtained.

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Combined Company's Assets & Customers Create a Leader in the Fiber Space

- First mover fiber builder in Tier II and III markets to create insurgent-like competitive advantage
- Combined business will be a leader in reach and technology, while offering unique routes that differentiate Uniti from the competition
- Current operating plan is expected to be fully funded; ability to expand FTTH build by up to one million additional households

	Uniti	Windstream	Combined Company	
			Key Stats	Owned Fiber
Kinetic	PropCo	OpCo	4.3 Million Households	✓
National Wholesale Fiber Route Miles[(1)]	~140,000	~87,000	~217,000	✓
Regional Enterprise	30 Lit Metros	Field Ops[(2)]	30 to 50 Lit Metros	✓
Managed Services Revenue	-	~$1 Billion	~$1 Billion	Leverages Type II Fiber Services

Multiple Levers for Value Creation Backed by a Fully Funded Current Business Plan

Uniti

Source: Uniti and Windstream filings and earnings presentations; company websites.
(1) Fiber route miles exclude ~9,000 of overlapping route miles.
(2) Field Ops includes engineering, service delivery, service assurance, NOC.

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Large and Growing Market with Significant Macro Tailwinds

Post Dot-Com Bubble Growth
Smart Devices Proliferate
- Birth of iPhone
- Growth of China digital economy
- Online music

0.2 ZB

2004-2008

Internet Monetization
New Business Models Emerge
- Mobile data services
- Streaming video
- Online commerce
- Rich media
- Enterprise SaaS

0.9 ZB

2009-2013

Cloud Economy
DCI Explodes
- Distributed data centers
- Growth in XaaS models
- Advent of Big Data
- Shift to user-generated content
- Digital economy – Uber, Airbnb, etc.

3.9 ZB

2014-2018

Digital Transformation
Pandemic Accelerates Digital Change
- Hybrid work environment
- Next wave of cloud and edge services
- New security solutions
- ESG

14.8 ZB

2019-2023

AI Generation
AI Disrupts Network Architecture Economics
- Generative AI
- AI Clusters
- Metaverse
- Quantum Computing
- Robotics
- Automation
- Federated learning

48.9 ZB

2024-2028

Generative AI Expected to Drive Increased Data Usage by 3x Over the Next 4 Years

Uniti *Source: Ciena Corporation. ZB = zettabyte.*

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Creating a Premier Insurgent Fiber Provider



Combined Uniti Network
Metro Markets with Uniti Enterprise Service
Market Expansion Opportunity

~217K Fiber Route Miles[1]	**~4.3M** Residential Households
~75% % Network Inventory Available	**~150K** On-Net Locations[2]
~600K Near-Net Locations[3]	**300+** Metro Markets[4]
~12.8K Fiber-to-the-Tower Connections	**~2.6K** Small Cell Connections

Company's Combined Tier II and III Market Footprint Creates Significant Competitive Advantage

Source: Uniti and Windstream filings and earnings presentations; company websites.
Note: Data as of December 31, 2023.
(1) Excludes ~9,000 of overlapping route miles.
(2) Represents on-net buildings connected to the combined network.
(3) Includes ~275,000 locations on Uniti network and ~325,000 locations on Windstream network that are within 2,000 feet of the overall network.
(4) Presence in 30+ enterprise enabled markets.

Uniti

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Kinetic Investment Highlights

Unique, diverse footprint with limited overbuilder presence

- Rural and geographically diverse footprint: ~75% of footprint in markets with less than 20,000 households
- Insurgent fiber provider resulting in 85% of footprint with no overbuilders

Already upgraded ~1.5 million households to Next-gen FTTH

- Committed to fiber expansion in Tier II/III markets
- Secured grants/awards to build fiber to over 300,000 households in upcoming years through RDOF and public private partnerships

Additional network investments enhance competitive advantage and lower capex for FTTH upgrades

- Fiber and transport network investments over past 10 years support industry-leading ~$650 cost per passing

Proven build capabilities with strategic differentiation of in-sourced construction team

- Construction and engineering team consisting of ~1,000 employees
- Capable of managing significant build velocity with steadfast commitment to delivering high-quality results

Uniti

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Kinetic’s FTTH Focus Has Significant Upside Potential Strong Fiber Expansion Opportunities ~34% 2020 - 2027 CAGR in Fiber Homes Passed (1) ~400K Incremental Fiber Homes Passed by 2027 (1)(2) >40% Long - Term Penetration Rate Target ~1.9M Total Fiber Homes Passed by 2027 (1) 11 Note: All data as of December 31, 2023 unless otherwise stated. (1) Does not include expanded build plan. (2) Expects to provide next gen speeds to an incremental ~400,000 households by 2027. Fiber Penetration Rates Continue to Improve with 2023 Cohort Outpacing Prior Years 18% 16% 22% 15% 15% 20% 22% 25% 26% 27% 24% 23% 23% 29% 22% 21% 26% 27% 29% 2Q20 3Q20 4Q20 1Q21 2Q21 3Q21 4Q21 1Q22 2Q22 3Q22 4Q22 2020 – 2022 Cohort Penetration Rates Yr 1 Penetration Yr 2 Penetration 2023 Cohort Penetration Rates 20% 23% 27% 29% 3 month 6 month 9 month 12 month

Hyperscalers and Gen AI Help Fuel National Growth Opportunity 12 $1.9 $2.1 $2.4 $2.7 $2.9 $3.2 $3.5 $3.7 $4.0 2022E 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E $1.4 $1.5 $1.6 $1.8 $1.9 $2.1 $2.2 $2.4 $2.6 2022A 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E ▪ Recent industry trends have created a significant opportunity to establish a new lit transport network without legacy encumbrances • Current Uniti has been selectively lighting routes with a multi - year plan • The combination with Windstream Wholesale is expected to accelerate the plan by ~4 years • Strong growth opportunity fueled by significant macro tailwinds, including Generative AI • Combined company will have many distinct Tier II and III intercity routes with same favorable competitive dynamics as in our current metro markets North American Dark Fiber Demand ($ in Billions) (2) North America Total Waves Spend ($in Billions) (1) (1) Source: ReportLinker. (2) Source: Grand View Research. Represents expected dark fiber annual revenue within North America. Annual Growth rate based on ex pected constant annual growth rate from 2022 to 2030. Available Phase 1 – 2024 - 2025 Phase 2 – 2025 Phase 3 – 2026 Phase 4 – >2026 Uniti’s Current Lit Transport Timeline

Financial Overview

National Insurgent Fiber Powerhouse with Multiple Levers for Value Creation

KINETIC

- Consumer broadband business with 1.5 million fiber households and ~400,000 current fiber subscribers
- Significant growth opportunity – expected to reach ~1.9 million homes by 2027[1]

~$2.2 Billion
2023 Revenue

~$1.0 Billion
2023 Adjusted EBITDA

FIBER INFRASTRUCTURE

- Wholesale and commercial fiber infrastructure serving carriers, hyper-scalers and enterprises
- Underpinned by long-term contracts with blue-chip customers
- Leads with wholesale approach and effectively leverages network to capture near-net enterprise lease-up opportunity

~$0.8 Billion
2023 Revenue

~$0.4 Billion
2023 Adjusted EBITDA

Managed Services

- Provides cloud-enabled connectivity, communications and security solutions to enterprise customers
- Underpinned by long-term contracts with high-quality customer base
- Go forward strategy will focus on facilities-based services

~$1.0 Billion
2023 Revenue

~$0.3 Billion
2023 Adjusted EBITDA

Uniti is Well-Positioned to Unlock Value and Deliver Long-Term Returns

Uniti

Note: All financial data as of December 31, 2023. Excludes corporate expenses and legacy Windstream revenue.

(1) Does not include expended build plan.

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Strong Financial Profile

($ in Billions)	2023 Uniti	2023 Windstream	2023 Combined
Revenue[1]	$1.1	$4.0	**$4.4**
Adjusted EBITDA[2][3]	$0.9	$0.9	**$1.7**
Net Capital Expenditures[4]	$0.2	$1.0	**$1.2**
Free Cash Flow[5]	$0.8	($0.1)	**$0.5**
Total Debt[6]	$5.6	$2.4	**$8.0**
Liquidity[6][7]	$0.4	$0.4	**$0.8**
Adjusted Net Leverage[7][8]	6.0x	2.6x	**4.8x**

De-levered Balance Sheet with Sufficient Cash Flows and Liquidity to Self-Fund Current FTTH Build Plan

Note: All data as of December 31, 2023. Adjustments noted below were not prepared in accordance with Regulation S-X. Actual pro forma information prepared in accordance with Regulation S-X may differ materially from the information presented above.

(1) Uniti revenue excludes $4 million of revenue related to recent asset sales. Combined revenue excludes $774 million of revenue related to the master lease agreements.

(2) Uniti Adjusted EBITDA excludes $9 million of Adjusted EBITDA related to recent asset sales. Combined Adjusted EBITDA excludes $70 million of non-cash items related to the master lease agreements, $130 million of GCI and Windstream settlement payments, and includes $100 million of estimated cost synergies.

(3) See Appendix for a reconciliation of Adjusted EBITDA to Net Income, the most closely comparable GAAP metric.

(4) Uniti Net Capital Expenditures excludes GCI-related capex, which is included in Windstream net capex.

(5) Calculated as Adjusted EBITDA minus Capital Expenditures.

(6) Excludes any potential capital markets activity and related impact to cash balance to fund the $425 million cash payment to holders of Windstream.

(7) Includes $87 million of proceeds from recent asset sales at Uniti.

(8) Combined Adjusted Net Leverage gives effect for the $425 million cash payment to holders of Windstream.

Uniti

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Meaningful Near - Term Savings & Additional Long - Term Synergies 16 Opex Savings Targeted annual opex savings of up to $100 million ▪ Corporate technology, system and software integration ▪ On - net / off - net savings including backhaul savings ▪ Corporate functions and process efficiencies Capex Savings Targeted annual capex savings of $20 - $30 million ▪ Plan to forego Kinetic transport network upgrades by leveraging existing Uniti network ▪ Elimination of redundant builds / routes ▪ Purchasing power from enhanced scale Enhanced Sales ▪ Optimizes Uniti’s Wireless relationships ▪ Optimizes Windstream’s Hyperscaler relationships ▪ Greater network reach and coverage Optimize Kinetic Build ▪ Aligns incentives to invest in Uniti owned fiber markets ▪ Optionality to expand residential broadband build by up to one million additional households Accelerate Uniti Fiber Metro Growth ▪ More national coverage enables cost efficient entry into new metros ▪ Potential FTTH edge - out in certain Uniti Fiber metro markets Cost of Capital Improvement ▪ No renewal friction hindering refinancing options ▪ Provides greater flexibility for ABS financing on combined company

Uniti’s Path Forward 17 FTTH Upgrade and Expansion Fiber Infrastructure Metro Market & Waves Expansion On - Net Fiber Focus Accretive Financing (i.e. ABS) M&A / SOTP Unlocks Network and Overhead Synergies Powerful Combination Accelerates Trajectory Opportunities for Further Value Creation Strong Underlying Fiber Infrastructure Combination Provides Complementary Coverage Networks and Avenues for Accelerated Growth & Cost Reduction High Yielding Accretive Opportunities Actionable Following Combination

Creating a Premier Digital Infrastructure Company 18 Premier Digital Infrastructure Company ▪ Uniti is a premier insurgent fiber provider within the U.S. ▪ Combines Uniti’s hard to replicate national network with scaled FTTH platform ▪ Differentiated position in large and growing Tier II/ III markets ▪ Removes several dis - synergies and disincentives ▪ Opex s ynergies: Targeted annual savings of up to $100 million ▪ Capex synergies: Targeted a nnual savings of $20 - 30 million Aligns Capital Allocation Objectives and Delivers Meaningful Synergies ▪ Enhanced cash flow accelerates FTTH deployments ▪ Fully - funded current business plan & accretive free cash flow ▪ Option to expand broadband by up to one million additional homes in existing markets Compelling Financial Profile with Increased Cash Flow Generation Stronger Balance Sheet ▪ Combined company 2023 net leverage ratio of 4.8x down from Uniti’s net leverage of 6.0x ▪ Growth and free cash flow generation expected to improve leverage trajectory over time ▪ Substantial M&A opportunities ▪ Non - core asset sales to de - lever and fund future build plans Enhanced Strategic Optionality

Appendix

Reconciliation of Non - GAAP Financial Measures (1) $ in millions 2023 Windstream Uniti ($210) ($82) Net loss (2) 791 311 Depreciation and amortization 210 512 Interest expense (61) (68) Income tax benefit $730 $673 EBITDA 13 13 Stock - based compensation - 3 Adjustments for unconsolidated entities (2) 172 235 Transaction related costs & Other (2) $914 $924 Adjusted EBITDA (1) Amounts may not foot due to rounding. Combined Adjusted EBITDA excludes $70 million of non - cash items related to the master lease agreements, $130 million of GCI and Windstream settlement payments , and includes $100 million of estimated cost synergies. (2) Uniti includes $204 million goodwill impairment charge related to our Uniti Fiber segment and $9 million of Adjusted EBITDA r ela ted to recent asset sales. Windstream includes $98 million of settlement payments received from Uniti. 20

Non - GAAP Financial Measures We refer to EBITDA and Adjusted EBITDA in our analysis of our results of operations, which are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”) . While we believe that net income, as defined by GAAP, is the most appropriate earnings measure, we also believe that EBITDA and Adjusted EBITDA are important non - GAAP supplemental measures of operating performance . We define “EBITDA” as net income, as defined by GAAP, before interest expense, provision for income taxes and depreciation and amortization . We define “Adjusted EBITDA” as EBITDA before stock - based compensation expense and the impact, which may be recurring in nature, of incremental acquisition, pursuit, transaction and integration costs (including unsuccessful acquisition pursuit costs), costs associated with Windstream’s bankruptcy, costs associated with litigation claims made against us, and costs associated with the implementation of our enterprise resource planning system (collectively, “Transaction Related and Other Costs”), costs related to the settlement with Windstream, goodwill impairment charges, severance costs, amortization of non - cash rights - of - use assets, the write off of unamortized deferred financing costs, costs incurred as a result of the early repayment of debt, including early tender and redemption premiums and costs associated with the termination of related hedging activities, gains or losses on dispositions, changes in the fair value of contingent consideration and financial instruments, and other similar or infrequent items (although we may not have had such charges in the periods presented) . Adjusted EBITDA includes adjustments to reflect the Company’s share of Adjusted EBITDA from unconsolidated entities . We believe EBITDA and Adjusted EBITDA are important supplemental measures to net income because they provide additional information to evaluate our operating performance on an unleveraged basis . In addition, Adjusted EBITDA is calculated similarly to defined terms in our material debt agreements used to determine compliance with specific financial covenants . Since EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, they should not be considered as alternatives to net income determined in accordance with GAAP . Further, our computations of EBITDA and Adjusted EBITDA may not be comparable to that reported by other companies that define EBITDA and Adjusted EBITDA differently than we do . 21